SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No. 6)



                                SUN BANCORP, INC.
             -------------------------------------------------------
                                (Name of Issuer)


                     Common Stock $1.00 Par Value Per Share
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   86663B 10 2
             -------------------------------------------------------
                                 (CUSIP Number)



                               February 17, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|     Rule 13d-1(b)

|_|     Rule 13d-1(c)

|X|     Rule 13d-1(d)

-----------------------------                  ---------------------------------
CUSIP No.  8666B 10 2                  13G            Page 2 of 10 Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
           1   NAME OF REPORTING PERSONS

               I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES ONLY)

               Bernard A. Brown

--------------------------------------------------------------------------------
           2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                         (b) [_]

               N/A
--------------------------------------------------------------------------------
           3   SEC USE ONLY


--------------------------------------------------------------------------------
           4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
      NUMBER OF
                                 465,828 Shares
        SHARES          --------------------------------------------------------
                        6     SHARED VOTING POWER
     BENEFICIALLY
                               2,103,964 Shares
       OWNED BY         --------------------------------------------------------
                        7     SOLE DISPOSITIVE POWER
         EACH
                               1,770,195 Shares
      REPORTING         --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
     PERSON WITH
                               2,103,964 Shares
--------------------------------------------------------------------------------
           9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                3,874,159 Shares

--------------------------------------------------------------------------------
          10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                [_]

               N/A
--------------------------------------------------------------------------------
          11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      26.5%

--------------------------------------------------------------------------------
          12   TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

----------------------------                         ---------------------------
CUSIP No.  8666B 10 2                 13G            Page 3 of 10 Pages
----------------------------                         ---------------------------


--------------------------------------------------------------------------------
           1   NAME OF REPORTING PERSONS

               I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES ONLY)

               Shirley G. Brown

--------------------------------------------------------------------------------
           2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                         (b) [_]

               N/A
--------------------------------------------------------------------------------
           3   SEC USE ONLY


--------------------------------------------------------------------------------
           4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
      NUMBER OF
                                       --
        SHARES          --------------------------------------------------------
                        6     SHARED VOTING POWER
     BENEFICIALLY
                                 511,656 Shares
       OWNED BY         --------------------------------------------------------
                        7     SOLE DISPOSITIVE POWER
         EACH
                                       --
      REPORTING         --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
     PERSON WITH
                                 511,656 Shares
--------------------------------------------------------------------------------
           9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 511,656 Shares

--------------------------------------------------------------------------------
          10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                [_]

               N/A
--------------------------------------------------------------------------------
          11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      3.8%

--------------------------------------------------------------------------------
          12   TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

-------------------------------                 --------------------------------
CUSIP No.  8666B 10 2                 13G            Page 4 of 10 Pages
-------------------------------                 --------------------------------

-------------------------------------------------------------------------------
           1   NAME OF REPORTING PERSONS

               I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES ONLY)

               Vineland Construction Company

--------------------------------------------------------------------------------
           2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                         (b) [_]

               N/A
--------------------------------------------------------------------------------
           3   SEC USE ONLY


--------------------------------------------------------------------------------
           4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
      NUMBER OF
                                1,368,888 Shares
        SHARES          --------------------------------------------------------
                        6     SHARED VOTING POWER
     BENEFICIALLY
                                       --
       OWNED BY         --------------------------------------------------------
                        7     SOLE DISPOSITIVE POWER
         EACH
                                1,368,888 Shares
      REPORTING         --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
     PERSON WITH
                                       --
--------------------------------------------------------------------------------
           9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,368,888 Shares

--------------------------------------------------------------------------------
          10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                [_]

               N/A
--------------------------------------------------------------------------------
          11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      10.3%

--------------------------------------------------------------------------------
          12   TYPE OF REPORTING PERSON

               CO
--------------------------------------------------------------------------------

------------------------------                       ---------------------------
CUSIP No.  8666B 10 2                 13G            Page 5 of 10 Pages
------------------------------                       ---------------------------


--------------------------------------------------------------------------------
           1   NAME OF REPORTING PERSONS

               I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES ONLY)

               THE BROWN FOUNDATION

--------------------------------------------------------------------------------
           2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                         (b) [_]

               N/A
--------------------------------------------------------------------------------
           3   SEC USE ONLY


--------------------------------------------------------------------------------
           4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
      NUMBER OF
                                 223,420 Shares
        SHARES          --------------------------------------------------------
                        6     SHARED VOTING POWER
     BENEFICIALLY
                                       --
       OWNED BY         --------------------------------------------------------
                        7     SOLE DISPOSITIVE POWER
         EACH
                                 223,420 Shares
      REPORTING         --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
     PERSON WITH
                                       --
--------------------------------------------------------------------------------
           9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 223,420 Shares

--------------------------------------------------------------------------------
          10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                [_]

               N/A
--------------------------------------------------------------------------------
          11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      1.7%

--------------------------------------------------------------------------------
          12   TYPE OF REPORTING PERSON

               00
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:
----------  ---------------

         Sun Bancorp, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
----------  ------------------------------------------------

         226 Landis Avenue, Vineland, New Jersey 08360

Item 2(a).  Name of Person Filing:
----------  ----------------------

     Bernard A. Brown, Shirley G. Brown and Vineland Construction Company. Bernard and Shirley Brown are husband and wife, and each own 50 percent of Vineland Construction Company. The Brown Foundation is a private tax-exempt entity of which Mr. Brown is a Trustee and Fund Manager.

Item 2(b). Address of Principal Business Office or, if None, Residence:
---------- ------------------------------------------------------------

         71 West Park Avenue, Vineland, New Jersey 08360

Item 2(c).  Citizenship:
----------  ------------

         Mr. and Mrs. Brown are citizens of the United States. Vineland Construction Company is a New Jersey corporation. The Brown Foundation is a private, tax-exempt foundation registered in New Jersey.

Item 2(d).  Title of Class of Securities:
----------  -----------------------------

         Common Stock, $1.00 par value per share.

Item 2(e).  CUSIP Number:
----------  -------------

         86663B 10 2

Item 3.
-------

         Not Applicable.

Item 4.  Ownership:
-------  ----------

     The following information relates to the reporting persons' ownership as of December 31, 2003.

         (a)      Amount beneficially owned:
                  Mr. Brown
                  ---------
                  3,874,159 shares *

                  Mrs. Brown
                  ----------
                  511,656 shares

                  Vineland Construction Company
                  -----------------------------

                  1,368,888 shares

                  The Brown Foundation
                  --------------------

                  223,420 shares

         (b) Percent of Class:

                  Mr. Brown
                  ---------

                  26.5%

                  Mrs. Brown
                  ----------

                  3.8%

                  Vineland Construction Company
                  -----------------------------

                  10.3%


                  The Brown Foundation
                  --------------------

                  1.7%

         (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           465,828 shares

                           Mrs. Brown
                           ----------
                           --

                          Vineland Construction Company
                          -----------------------------
                          1,368,888 shares

                           The Brown Foundation
                           --------------------
                           223,420 shares

                  (ii) Shared power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           2,103,964 shares *

                           Mrs. Brown
                           ----------
                           511,656 shares

                           Vineland Construction Company
                           -----------------------------
                           -

                           The Brown Foundation
                           --------------------
                           --

                  (iii) Sole power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           1,770,195 shares **

                           Mrs. Brown
                           ----------
                           -

                           Vineland Construction Company
                           -----------------------------
                           1,368,888 shares

                           The Brown Foundation
                           --------------------
                           223,420 shares

                  (iv) Shared power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           2,103,964 shares *

                           Mrs. Brown
                           ----------
                           511,656 shares

                           Vineland Construction Company
                           -----------------------------
                           --

                           The Brown Foundation
                           --------------------
                           -

------------------
* Includes shares held by Shirley G. Brown, Vineland Construction Company and the Brown Foundation.
** Includes 1,304,367 shares underlying options which are exercisable within 60 days of December 31, 2003.

Item 5.  Ownership of Five Percent or Less of a Class:
-------  ---------------------------------------------

         Not Applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
-------  ----------------------------------------------------------------

         Not Applicable.

Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
-------  -----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company or Control
         -------------------------------------------------------------------
         Person:
         -------

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
-------  ----------------------------------------------------------

         Not Applicable.

Item 9.  Notice of Dissolution of Group:
-------  -------------------------------

         Not Applicable.

Item 10. Certification:
-------- --------------

         Not Applicable.

Exhibits
--------

99.1     Joint Filing Agreement*

* Incorporated by reference to identically numbered exhibit to the Schedule 13G filed by the parties on February 13, 1998.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date: March 24, 2004                            /s/Bernard A. Brown
                                                --------------------------------
                                                Bernard A. Brown